EXHIBIT 99.1

                              CIMETRIX INCORPORATED
                     SPECIAL OBLIGATIONS OF CERTAIN OFFICERS

     Because Cimetrix Inc.'s chief executive officer, chief financial officer and controller have a special role in promoting the fair and timely reporting of our financial results and conditions, these individuals are also bound by the following separate items, in addition to Cimetrix's Code of Business Conduct & Ethics.

     Cimetrix expects the highest ethical conduct from its principal executive officer and senior financial officers and their compliance with these obligations is mandatory. In accordance with the rules of the United States Securities and Exchange Commission, changes to, or waivers of, the obligations set forth in this "Special Obligations of Certain Officers" may require public disclosure.

Honest and Ethical Conduct

     You are expected to exhibit honest and ethical conduct and to avoid any personal activity, investment or association that could appear to interfere with good judgment concerning Cimetrix's best interests and should not exploit your position or relationship with Cimetrix for personal gain. You should also avoid the appearance of such conflicts. As examples, there is a likely conflict of interest if you:

     o cause Cimetrix to engage in business transactions with friends or relatives;

     o use nonpublic Cimetrix, client or supplier information for personal gain by you, relatives or friends (including securities transactions based on such information);

     o    have  more  than  an  immaterial   financial  interest  in  Cimetrix's
          suppliers, clients or competitors;

     o receive a personal loan, or guarantee of obligations, from Cimetrix or a third party as a result of your position at Cimetrix; or

     o compete, or prepare to compete, with Cimetrix while still employed by Cimetrix.

     There are other situations in which a conflict of interest may arise. If you have concerns about any situation, they should be addressed with the Audit Committee of our Board of Directors or the full Board of Directors.

     As a Cimetrix principal executive officer or senior financial officer, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere, with your independent exercise of judgment in Cimetrix's best interests.

Accurate Periodic Reports

     As you are aware, full, fair, accurate, timely and understandable disclosures in Cimetrix's periodic reports is legally required and is essential to the success of its business. You are expected to exercise the highest standard of care in preparing such reports in accordance with the following guidelines:


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     o    All Cimetrix  accounting  records,  as well as reports  produced  from those records, are required to be in accordance with the laws of each applicable jurisdiction.

     o All records are required to fairly and accurately reflect the transactions or occurrences to which they relate.

     o    All  records  are  required  to  fairly  and  accurately  reflect,  in
          reasonable  detail,  Cimetrix's  assets,  liabilities,   revenues  and
          expenses.

     o Cimetrix's accounting records may not contain any knowing false or intentionally misleading entries.

     o No transactions should be intentionally misclassified with respect to accounts, departments or accounting periods.

     o All transactions should be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

     o No information should be concealed from the internal auditors or the independent auditors.

     o Compliance with Cimetrix's system of internal accounting controls is required.

Compliance

     You are expected to comply with all applicable governmental laws, rules and regulations.

Reporting of Violations

     You are expected to promptly report violations of this "Special Obligations of Certain Officers" to the Audit Committee of the Board of Directors or the full Board of Directors.

Accountability

     If you fail to comply with the obligations set forth herein, with your contractual or fiduciary obligations to Cimetrix, and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate discharge.

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